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                                                                   EXHIBIT 10.12

                         [COLLINS & AIKMAN LETTERHEAD]

                                  April 7, 2000



Mr. Michael Weston

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         In re:   Employment Transition and Employment Agreement Benefits

Dear Mike:

         This letter confirms our recent conversations about the transition of your position with the Company to a successor, your return to the United States and the compensation and benefits the Company has agreed to provide to you pursuant to your Amended and Restated Employment Agreement with the Company.

         Your active employment with the Company will terminate effective as of June 30, 2000. Until June 30, 2000 (the "Transition Period"), you will remain in Weisbaden and be available on reasonable notice and at reasonable times during normal business hours (i) to furnish such transition, advisory and consulting services to the Company and your successor as the Company may call upon you to furnish and (ii) to call upon such customers as the Company may request you to visit. It is anticipated that you will relocate to the United States upon the expiration of the Transition Period. In consideration of your service to the Company during the Transition Period, we have agreed that you will receive your normal base salary and benefits and a bonus under the Company's Executive Incentive Compensation Plan of $87,500. The bonus will be paid to you on or before December 31, 2001.

         During the period commencing July 1, 2000 and ending June 30, 2001, you will be available to provide such limited advisory or consulting services to me in connection with the Company's business and affairs as I may reasonably call upon you to furnish, it being understood that you will be available during this period on reasonable notice and at reasonable times for periodic consultations, either in person or by telephone. During this period, you will (i) receive your base salary in accordance with Section 3(a) of your Employment Agreement, (ii) continue participation in all employee benefit programs of the Company from time to time generally in effect for executive officers of the Company, as provided in Section 4(a) of your Employment Agreement and (iii) continue to accrue benefits under the Company's Pension Account Plan, Personal Savings Plan, Shadow Savings Plan and Shadow Pension Account Plan (collectively, the "Plans"). You will also receive tax assistance and tax equalization benefits under the Company's expatriate policy for the 2000 tax year. You would not participate in the Executive Incentive Compensation Plan for this period. In addition, you would not be provided the use of a Company automobile or receive reimbursement of club dues following your return to the United States. All vested and accrued benefits earned by you under the Plans will be paid to you as soon

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Mr. Michael Weston
April ____, 2000
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as administratively practicable after June 30, 2001. The Company will pay you from its assets the aggregate amount of any accrued benefits earned by you under the Plans which are not vested as of June 30, 2001 and which are forfeited by reason of the Plans' vesting schedules.

         The Company will reimburse you for all reasonable expenses incurred by you and your family in relocating to Maine, including the costs associated with shipping your automobile to Maine and the transfer of your furniture from storage in Michigan to Maine.

         All options granted to you under the Collins & Aikman Corporation 1993 Employee Stock Option Plan and the Collins & Aikman Corporation 1994 Employee Stock Option Plan will become fully vested no later than June 30, 2000. The period during which you may exercise the options will expire upon the earlier of
(i) the original expiration date of the options or (ii) June 30, 2001.

         The covenant in Section 8(c) of your Employment Agreement regarding nondisclosure of confidential information and trade secrets of the Company will continue to apply to you. The non-competition covenant in Section 8(b) of your Employment Agreement will continue to apply to you until December 31, 2001. In addition, you covenant and agree that during the period commencing as of the date hereof and ending December 31, 2001, you will not (a) solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Company or any of its subsidiaries at any time on or after February 1, 2000 or (b) induce or attempt to induce any employee of the Company or any of its subsidiaries to terminate such employment.

         If this letter accurately sets forth our understanding on these matters, please so indicate by signing and returning to me the enclosed copy of this letter.

                                        Very truly yours,

                                        /s/ Thomas E. Evans
                                        ---------------------------------
                                        Thomas E. Evans
                                        Chairman and Chief Executive Officer

Agreed and Accepted:


/s/ Michael Weston
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Michael Weston


April 7, 2000
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Date